Exhibit 99.1
CENTERPLATE REPORTS FOURTH QUARTER
AND FULL-YEAR 2007 RESULTS

     STAMFORD, Conn., March 10, 2008 — Centerplate, Inc. (AMEX: CVP; TSX: CVP.un), today reported financial results for the fourth quarter and fiscal year ended January 1, 2008. Net sales of $740.7 million for fiscal year 2007 increased 8.7% from $681.1 million in fiscal year 2006 due to strong sales across key lines of business. Adjusted earnings before interest, income taxes, depreciation and amortization (EBITDA) increased $0.6 million, or 1%, to $58.1 million for 2007 compared to $57.5 million in 2006. The increase in adjusted EBITDA for the year was driven by strong sales, partially offset by higher product costs in convention centers, higher expenses in pursuit of new accounts and higher costs associated with continuing to implement the company’s strategic plan.
     “We are pleased to be reporting increased sales and adjusted EBITDA for the second year in a row,” said Janet L. Steinmayer, President and CEO of Centerplate. She added, “We’re also pleased with the strength of our new sales with approximately $76 million awarded in 2007 — more than double our highest year since we went public — and an additional $36 million in new sales so far in 2008. With the recent announcement of our restaurant joint venture, we’re off to a good start in 2008.”
     The net sales increase in fiscal year 2007 was primarily driven by higher sales at the company’s Major League Baseball (MLB), convention center, National Football League (NFL), and minor league baseball facilities, which increased $21.5 million, $13.1 million, $11.9 million and $10.1  million, respectively. Higher sales at the company’s MLB facilities were the result of increased attendance and per capita spending at a number of the company’s facilities and the All Star game. Higher sales at convention centers were primarily driven by an increase in the number and size of events held at these facilities. Sales at the company’s NFL accounts were higher primarily due to the re-opening of the Louisiana Superdome and New Orleans Arena which were closed for renovations until September 2006, and higher per capita spending in a number of NFL facilities. Sales at minor league baseball facilities increased primarily due to the addition of five new ballparks. Sales at all other facilities increased $3.0 million. New accounts contributed $19.0 million which was partially offset by closed accounts totaling $11.2 million.
     Net sales in the fourth quarter increased 6.6%, to $168.4 million, compared to net sales of $158.0 million in the fourth quarter of 2006. Adjusted EBITDA increased 5.3%, to $11.3 million, compared to $10.7 million in the fourth quarter of 2006. The increase in net sales was driven by the opening of the Prudential Center in New Jersey, home of the National Hockey League’s New Jersey Devils, and higher convention center sales in the quarter. Adjusted EBITDA in the quarter increased due to higher sales and unmatched severance costs in the prior year period.
     For the full year 2007, Centerplate reported a net loss of $1.9 million compared to income of $3.5 million in 2006. On a per share basis, Centerplate reported a net loss of $0.08 per share in 2007 compared to net income of $0.15 per share for fiscal 2006. The decline in net income and earnings per share was primarily due to increased interest expense driven by higher revolver borrowings and changes in the fair market value of the company’s derivatives. Net income was also negatively impacted by costs associated with the secondary offering completed in December 2007. For the fourth quarter of 2007, Centerplate reported a net loss of $2.1 million compared to a net loss of $3.1 million in the fourth quarter of 2006. On a per share basis, Centerplate reported a net loss of $0.09 per share in the fourth quarter of 2007 compared to a net loss of $0.14 per share in the fourth quarter of 2006. The improvement in the net loss for the fourth quarter of 2007 was partially due to higher income tax benefits.

     As previously announced, Centerplate will make its 51st consecutive monthly distribution to IDS holders on March 20, 2008 at the anticipated annual rate of approximately $1.56 per IDS.
     Centerplate will discuss its year-end and fourth quarter 2007 financial results on a conference call today, Monday, March 10 at 5:30 p.m. EDT. Interested parties may participate in the call by dialing 877-407-8029 approximately 10 minutes before the call is scheduled to begin. International callers should dial 201-689-8029. An audio webcast of the conference call can also be accessed via www.centerplate.com. For individuals unable to participate in the conference call, a telephone replay will be available from 8:00 p.m. on March 10, 2008 through midnight on March 24, 2008. The replay can be accessed domestically by dialing 877-660-6853 or for international callers, 201-612-7415. The replay account number is 252 and the pass code for the replay call is 276318.
About Centerplate
     Centerplate, with its principal executive office in Stamford, CT, crafts and delivers extraordinary entertainment experiences in approximately 130 prominent sports, entertainment and convention center venues throughout the United States and Canada. Visit the company online at www.centerplate.com .
Presentation of Information in this Press Release
     Centerplate presents adjusted EBITDA, a non-GAAP measure, because covenants in the indenture governing the company’s subordinated notes contain ratios based on this measure. A reconciliation of adjusted EBITDA to net income or loss is included in the attached tables.
Forward-Looking Statements
     This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Centerplate believes that the expectations reflected in these forward-looking statements are reasonable, the company can give no assurance that these expectations will prove to have been correct or that they will occur. Important factors beyond Centerplate’s control, including general economic conditions, consumer spending levels, changing trends in our business and competitive environment, adverse weather conditions and other factors, as well as the risks identified in our most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, could cause actual results to differ materially from Centerplate’s expectations. Centerplate undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
Contact Information
Gael Doar
Director of Communications
203-975-5941
gael.doar@centerplate.com

CENTERPLATE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	13 Weeks Ended		52 Weeks Ended
	January 1,	January 2,	January 1,	January 2,
	2008	2007	2008	2007
	(In thousands, except share data)

Net sales	$168,373	$157,987	$740,686	$681,120
Cost of sales (excluding depreciation and amortization)	138,222	128,919	604,785	554,752
Selling, general and administrative	19,167	18,854	79,640	70,538
Depreciation and amortization	8,353	7,517	31,443	28,854
Transaction related expenses	660	700	1,660	700
Contract related losses	—	258	—	358

Operating income	1,971	1,739	23,158	25,918

Interest expense	6,045	6,112	28,505	24,360
Other income	(327)	(526)	(1,841)	(1,690)

Income (loss) before income taxes	(3,747)	(3,847)	(3,506)	3,248
Income tax provision (benefit)	(1,681)	(720)	(1,628)	(230)

Net income (loss)	$(2,066)	$(3,127)	$(1,878)	$3,478

Basic and diluted net earnings (loss) per share with and without conversion option	$(0.09)	$(0.14)	$(0.08)	$0.15

Weighted average shares outstanding with conversion option	2,856,086	4,060,997	3,759,769	4,060,997
Weighted average shares outstanding without conversion option	19,211,040	18,463,995	18,650,756	18,463,995

Total weighted average shares outstanding	22,067,126	22,524,992	22,410,525	22,524,992

Dividends declared per share	$0.19	$0.20	$0.79	$0.79

CENTERPLATE, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EARNINGS BEFORE INTEREST,
INCOME TAXES, DEPRECIATION, AND AMORTIZATION (UNAUDITED)

	13 Weeks Ended		52 Weeks Ended
	January 1,	January 2,	January 1,	January 2,
	2008	2007	2008	2007
	(In thousands, except share data)

Net income (loss)	$(2,066)	$(3,127)	$(1,878)	$3,478
Income tax provision (benefit)	(1,681)	(720)	(1,628)	(230)

Income (loss) before income taxes	(3,747)	(3,847)	(3,506)	3,248
Adjustments:
Interest expense	6,045	6,112	28,505	24,360
Depreciation and amortization	8,353	7,517	31,443	28,854

EBITDA (1)	$10,651	$9,782	$56,442	$56,462

The following adjustments to EBITDA were made to compute Adjusted EBITDA:
EBITDA	$10,651	$9,782	$56,442	$56,462
Adjustments:
Transaction related expenses (2)	660	700	1,660	700
Contract related losses (3)	—	258	—	358

Adjusted EBITDA (1)	$11,311	$10,740	$58,102	$57,520

(1)	EBITDA is not a measure in accordance with GAAP. EBITDA is not intended to represent cash flows from operations as determined by GAAP and should not be used as an alternative to income (loss) before taxes or net income (loss) as an indicator of operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is an important measure of the cash returned on our investment in capital expenditures under our contracts. Adjusted EBITDA as defined in the indenture governing our subordinated notes issued in 2003, is determined as EBITDA as adjusted for transaction related expenses, contract related losses, other non-cash charges, and the former annual management fee paid to affiliates of Blackstone and GE Capital, less any non-cash credits. We present Adjusted EBITDA because covenants in the indenture governing our 2003 notes contain ratios based on this measure and it is used by management to among other things evaluate our ability to make interest and dividend payments.

(2)	Reflects expenses incurred in connection with the secondary public offering completed in December 2007.

(3)	Reflects non-cash expense for the write-off of impaired assets associated with the Company’s contracts.

CENTERPLATE, INC.
SELECTED CONSOLIDATED CASH FLOW DATA (UNAUDITED)
(in thousands)

	13 Weeks Ended		52 Weeks Ended
	January 1,	January 2,	January 1,	January 2,
	2008	2007	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(2,066)	$(3,127)	$(1,878)	$3,478
Adjustments to reconcile net income (loss) to net cash provided by
(used in) operating activities:
Depreciation and amortization	8,353	7,517	31,443	28,854
Amortization of deferred financing costs	642	642	2,569	2,569
Charge for impaired assets	—	258	—	358
Non-cash interest earned on restricted cash	(109)	(115)	(459)	(425)
Derivative non-cash interest	(1,308)	(1,010)	(940)	(3,364)
Deferred tax change	(2,420)	(710)	(2,900)	(707)
Loss (gain) on disposition of assets	(8)	54	(34)	22
Other	80	(281)	1,309	9
Changes in assets and liabilities	(11,582)	(9,070)	(6,913)	8,562

Net cash provided by (used in) operating activities	(8,418)	(5,842)	22,197	39,356

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(3,141)	(4,148)	(15,390)	(13,752)
Proceeds from sale of property and equipment	117	—	134	250
Purchase of contract rights	(10,710)	(1,609)	(21,690)	(14,014)
Return of unamortized capital investment	—	—	—	1,828
Restricted cash	5,276	(13,080)	11,934	(13,080)

Net cash used in investing activities	(8,458)	(18,837)	(25,012)	(38,768)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments — revolving loans	(9,000)	(5,000)	(74,500)	(10,000)
Borrowings — revolving loans	29,500	20,000	85,000	25,000
Net borrowings — swingline loans	4,000	—	4,000	—
Principal payments on long-term debt	—	(268)	(807)	(1,075)
Restricted cash (proceeds from issuance of IDSs)	(807)	—	(807)	—
Dividend payments	(4,358)	(4,460)	(17,738)	(17,840)
Increase (decrease) in bank overdrafts	(2,804)	(1,340)	1,929	1,508

Net cash provided by (used in) financing activities	16,531	8,932	(2,923)	(2,407)

INCREASE (DECREASE) IN CASH	(344)	(15,747)	(5,738)	(1,819)
CASH AND CASH EQUIVALENTS:
Beginning of period	34,198	55,338	39,591	41,410

End of period	$33,853	$39,591	$33,853	$39,591

CENTERPLATE, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

	January 1,	January 2,
	2008	2007
	(in thousands)

ASSETS
Current assets	$95,517	$102,194
Property and equipment, net	51,986	50,684
Contract rights, net	85,183	79,209
Cost in excess of net assets acquired	41,142	41,142
Deferred financing costs, net	10,361	12,930
Other assets	48,163	46,211

TOTAL ASSETS	$332,352	$332,370

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities	$114,992	$98,700
Long-term debt	223,334	209,789
Other liabilities	11,560	8,279
Common Stock with conversion option, par value $0.01, exchangeable for subordinated debt, net of discount	—	14,352

Total stockholders’ equity (deficiency)	(17,534)	1,250

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$332,352	$332,370